SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING 09/30/2003
FILE NUMBER 811-3826
SERIES NO.: 9


72DD.    1.   Total income dividends for which record date passed during the period.
              Class A Shares                   $   11
         2.   Dividends for a second class of open-end company shares
              Class B Shares                   $    2
              Class C Shares                   $    7
              Investor Class                   $1,042

73A.     Payments per share outstanding during the entire current period:
         1.   Dividends from net investment income
              Class A Shares                  $0.1230
         2. Dividends for a second class of open-end company shares (form nnn.nnnn)
              Class B Shares                  $0.0945
              Class C Shares                  $0.0795
              Investor Class                  $0.1250

74U.     1.   Number of shares outstanding
              Class A Shares                       99
         2.   Number of shares outstanding of a second class of open-end company shares
              Class B Shares                       24
              Class C Shares                       85
              Investor Class                    8,218

74V.     1.   Net asset value per share (to nearest cent)
              Class A Shares                    $9.09
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B Shares                    $9.11
              Class C Shares                    $9.19
              Investor Class                    $9.16